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                                                                   EXHIBIT 99.1
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FOR IMMEDIATE RELEASE
JUNE 7, 1999


                 JANEX INTERNATIONAL ANNOUNCES MERGER AGREEMENT


         Janex International, Inc. (OTCBB: JANX) announced today that a definitive merger agreement has been signed providing for mergers of Janex, Futech Interactive Products, Inc., Trudy Corporation, Fundex Games, Ltd., and DaMert Company into a newly organized Delaware corporation ("New Futech") and a subsidiary thereof.

         The agreement provides that each outstanding share of Janex common stock will be converted into approximately .0333 shares of common stock of the surviving corporation in the mergers. The mergers are subject to a number of conditions, including shareholder approval by all of the merging companies. The transaction may be subject to taxation under federal law to the minority stockholders of Janex. The terms of the issuance of securities in the mergers, and other important information about the mergers and the merging companies, are more fully described in a preliminary prospectus/proxy statement and related materials that have been filed today with the Securities and Exchange Commission. Copies of the preliminary prospectus/proxy statement are available from the SEC or by writing to:

                  Janex International, Inc.
                  c/o Futech Interactive Products, Inc.
                  2999 North 44th Street, Suite 225
                  Phoenix, Arizona, 85018-7247
                  Attn: Frederick B. Gretsch, Sr.
                  602-808-8765

         A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be issued prior to the time the registration statement becomes effective. This communication does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

         Janex is a publicly held company that uses third party manufacturers and markets children's toys, coin and gumball banks, flashlights, battery-operated toothbrushes and "wet pets". Janex is traded on the over-the-counter bulletin board under the symbol "JANX".



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         Futech designs, publishes, hires subcontractors to manufacture, and markets interactive, educational, promotional, and entertainment products targeted primarily towards children. Futech's patented technology utilizes specialized conductive ink to print interactive touch points. These touch points trigger speech, music, and sound effects. Trudy, which does business under the name Soundprints, publishes juvenile storybooks and audiocassettes that are sold in conjunction with contract manufactured educational toys to the retail and mail order markets. Trudy Corporation is traded on the OTC through the pink sheets under the symbol TRDY. Fundex develops, markets, and distributes a variety of games and toys for both children and adults. DaMert creates and produces toy and gift products with nature and science themes targeted primarily to children.






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